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Contacts:
For investors:	Robert C. Weiner	For media:	Brian C. Kosoy
	Vice President, Investor Relations		Public Relations
	904-332-3287		904-332-4175

PSS WORLD MEDICAL APPOINTS STEVEN T. HALVERSON AS NEW DIRECTOR

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Halverson is President and Chief Executive Officer of The Haskell Company

Jacksonville, Florida (December 12, 2008) – PSS World Medical, Inc. (NASDAQ GS:PSSI) announced today that its Board of Directors has appointed Steven T. Halverson, age 54, as a new director, effective immediately, filling the vacancy created by the retirement of T. O’Neal Douglas from the Board earlier this year.

David A. Smith, Chairman and Chief Executive Officer of PSS World Medical, commented, “We are excited to add Steve to our Board of Directors. He brings with him a breadth of leadership experience in both his industry and his community. He is a sitting CEO and will complement our current Board mix well.”

Mr. Halverson currently serves as the President and Chief Executive Officer of The Haskell Company, one of the nation’s largest integrated design-build organizations. During his eight-year tenure as CEO, The Haskell Company’s revenues have more than doubled and its operations have expanded internationally. Mr. Halverson previously served as Senior Vice President for M.A. Mortenson Company (“Mortenson”), a $2.2 billion Minneapolis-based construction company, where he was responsible for the company’s operations in the Western United States as well as its governmental and international operations. Prior to Mortenson, Mr. Halverson was in private law practice and also worked for the American Bar Association in Washington, DC, where he specialized in issues relating to procurement reform.

Mr. Halverson currently serves on the Board of Directors for CSX Corporation (NYSE: CSX) and ACIG Insurance Company. He is also a director of the Florida Chamber of Commerce and St. John’s University. Mr. Halverson holds a B.A. degree from St. John’s University and a Juris Doctorate from American University in Washington, DC.

PSS World Medical, Inc. is a national distributor of medical products to physicians and elder care providers through its two business units. Since its inception in 1983, PSS has become a leader in the two market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

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